Exhibit 99.1

ZT GROUP INT’L, INC.
Consolidated Financial Statements
July 31, 2025 and 2024
(With Independent Auditors’ Report Thereon)

ZT GROUP INT’L, INC.
Table of Contents
Page
Independent Auditors’ Report    1
Consolidated Balance Sheets    3
Consolidated Statements of Income and Comprehensive Income    4
Consolidated Statements of Changes in Stockholders’ Equity    5
Consolidated Statements of Cash Flows    6
Notes to Consolidated Financial Statements    7

Independent Auditors’ Report
The Stockholder
ZT Group Int'l, Inc.:
Opinion
We have audited the consolidated financial statements of ZT Group Int'l, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of July 31, 2025 and July 31, 2024, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2025 and July 31, 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.
Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
●Exercise professional judgment and maintain professional skepticism throughout the audit.
●Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
/s/ KPMG LLP
Short Hills, New Jersey
October 6, 2025

ZT GROUP INT’L, INC.
Consolidated Balance Sheets
July 31, 2025 and 2024
(In thousands, except share data)

Assets	2025	2024
Current assets:
Cash and cash equivalents	$166,275	99,412
Trade accounts receivable, net	1,315,341	2,416,151
AMD loan receivable	2,108,924	—
Inventories	1,860,943	3,372,638
Prepaid expenses and other current assets	104,269	169,970
Total current assets	5,555,752	6,058,171
Property and equipment, net	213,215	198,637
Right-of-use assets	92,029	143,912
Deferred income taxes	152,706	222,167
Security deposits and other noncurrent assets	23,866	1,737
Total assets	$6,037,568	6,624,624
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,442,060	2,803,180
Lease liabilities-short term	21,360	28,806
Accrued expenses and other current liabilities	567,190	565,815
Income tax payable	14,484	18,687
Total current liabilities	2,045,094	3,416,488
Revolving credit facility	—	106,217
Lease liabilities-long term	82,770	130,601
Income tax payable	—	66
Other noncurrent liabilities	17,463	446,703
Total liabilities	2,145,327	4,100,075
Commitments and contingencies
Stockholders' equity:
Common stock, no par value. Authorized 1,000 shares; 714 and 700 shares issued and outstanding at July 31, 2025 and July 31, 2024, respectively	1,140	1,140
Additional paid-in capital	499,312	24,277
Retained earnings	3,398,108	2,509,006
Accumulated other comprehensive loss	(6,319)	(9,874)
Total stockholders' equity	3,892,241	2,524,549
Total liabilities and stockholders' equity	$6,037,568	6,624,624
See accompanying notes to consolidated financial statements.

ZT GROUP INT’L, INC.
Consolidated Statements of Income and Comprehensive Income
Years ended July 31, 2025 and 2024
(In thousands)

	2025	2024
Net sales	$10,899,934	12,474,554
Cost of sales	9,238,150	10,613,760
Gross profit	1,661,784	1,860,794
Selling, general and administrative expenses	554,630	584,866
Income from operations	1,107,154	1,275,928
Other expense (income):
Interest expense	4,093	29,191
Foreign currency transaction (gains) losses	(7,886)	6,676
Other, net	(47,400)	(17,753)
Total other expense	(51,193)	18,114
Income before income taxes	1,158,347	1,257,814
Provision for income taxes	251,245	200,414
Net income	907,102	1,057,400
Other comprehensive income (loss)
Currency translation adjustment	3,555	(2,682)
Comprehensive income	$910,657	1,054,718
See accompanying notes to consolidated financial statements.

ZT GROUP INT’L, INC.
Consolidated Statements of Changes in Stockholders’ Equity
Years ended July 31, 2025 and 2024
(In thousands)

				Accumulated other comprehensive income (loss)
	Common stock	Additional paid-in capital	Retained earnings	Currency translation adjustment	Total stockholders' equity
Balance at July 31, 2023	$1,140	24,277	1,531,606	(7,192)	1,549,831
Dividends paid to shareholders	—	—	(80,000)	—	(80,000)
Net income	—	—	1,057,400	—	1,057,400
Other comprehensive loss	—	—	—	(2,682)	(2,682)
Balance at July 31, 2024	1,140	24,277	2,509,006	(9,874)	2,524,549
Dividends paid to shareholder	—	—	(18,000)	—	(18,000)
Share-based expense related to vendor arrangement		8,778	—	—	8,778
Net income	—	—	907,102	—	907,102
Other comprehensive income	—	—	—	3,555	3,555
Contribution from AMD for settlement of converted restricted stock units	—	502,705	—	—	502,705
Distribution to AMD	—	(36,448)	—	—	(36,448)
Balance at July 31, 2025	$1,140	499,312	3,398,108	(6,319)	3,892,241
See accompanying notes to consolidated financial statements.

ZT GROUP INT’L, INC.
Consolidated Statements of Cash Flows
Years ended July 31, 2025 and 2024
(In thousands)

	2025	2024
Cash flows from operating activities:
Net income	$907,102	1,057,400
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	28,407	30,806
Allowance for doubtful accounts	(5,258)	926
Share-based expense related to vendor arrangement	8,778	—
Settlement of restricted stock units	(533,781)	—
Losses on disposal of property and equipment	—	1,921
Deferred income taxes	69,461	(108,897)
Non-cash lease expense	1,358	970
Changes in operating assets and liabilities:
Trade accounts receivable	1,104,478	(296,897)
Inventories	1,511,694	(294,880)
Prepaid income taxes	2,838	2,295
Accounts payable	(1,361,096)	(335,118)
Income tax payable	(4,219)	17,417
Prepaid expenses, other current assets and other assets	36,859	(3,758)
Accrued expenses and other payables	112,087	408,368
Net cash provided by operating activities	1,878,708	480,553

Cash flows from investing activities:
Purchase of property and equipment	(65,862)	(147,548)
Advances to AMD	(2,108,924)	—
Net cash used in investing activities	(2,174,786)	(147,548)

Cash flows from financing activities:
Net repayments on credit facilities	(106,217)	(205,426)
Stock repurchases for tax withholding on employee equity plans	—	(9,926)
Proceeds from AMD for settlement of converted restricted stock units	502,705	—
Net distribution to AMD	(18,895)	—
Dividends paid to shareholder	(18,000)	(80,000)
Net cash provided by (used in) financing activities	359,593	(295,352)
Effect of exchange rate changes on cash	3,355	(2,682)
Net (decrease) increase in cash, cash equivalents, and restricted cash	66,870	34,971
Cash, cash equivalents, and restricted cash – beginning of year	99,620	64,649
Cash, cash equivalents, and restricted cash – end of year	$166,490	99,620

Supplemental disclosure of cash flows information:
Cash paid for interest	$3,367	30,256
Cash paid for income taxes	180,827	289,830
See accompanying notes to consolidated financial statements.

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
(1) Description of Business
ZT Group Int’l, Inc. (the Company) engages in the design, manufacture, marketing and sale of computer systems. The Company’s revenues are derived primarily from sales of advanced servers to data center operators in the United States, Europe, Brazil, and the Asia Pacific region. The Company’s principal operations are located in the state of New Jersey. The Company has operating subsidiaries in Brazil, India, Korea, Taiwan, China, Singapore, Hong Kong, Malaysia, Japan, Australia, Mexico, Israel, and the Netherlands.
On March 31, 2025, Advanced Micro Devices, Inc. (AMD) completed the acquisition (the Acquisition) of the Company. See Note 4 – Acquisition and Transfers to AMD for more information.
(2) Summary of Significant Accounting Policies
(a)Principles of Consolidation
The accompanying consolidated financial statements include the accounts of ZT Group Int’l, Inc. and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
(b)Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts, warranty, stand-alone selling prices for products and/or services used in allocating the transaction price in certain customer contracts, variable consideration related to customer contracts in the form of volume rebates, inventory, share-based payments, and deferred income taxes, and reserves for income tax uncertainties and other contingencies.
(c)Revenue Recognition
Under FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, the Company recognizes revenue when goods or services are transferred to customers in an amount that reflects the consideration which it expects to receive in exchange for those goods or services. In determining when and how revenue is recognized from contracts with customers, ZT performs the following five-step analysis: (1) identification of contracts with customers; (2) determination of performance obligations; (3) measurement of the transaction price; (4) allocation of the transaction price to the performance obligations; and (5) recognition of revenue when (or as) we satisfy each performance obligation. The majority of the Company’s contracts include one performance obligation, however, there are certain customer contracts that include multiple performance obligations (product and product support services) and accordingly, the total transaction price is allocated to each performance obligation based on the estimated stand-alone selling prices.
    7    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
For product revenues, the Company transfers control to the customer at the time the product is delivered to the customer and recognizes revenues accordingly at a point in time. For bill-and-hold arrangements, the Company transfers control to the customer at the time the product is made available to the customer and cannot use the product for other customers. Revenue is reduced for volume rebates offered to customers which are considered variable consideration. The Company uses estimates to determine the expected variable consideration for such programs based on an evaluation of the contract terms, including rates and actual quantities delivered. Certain product revenue is recognized at a point in time on a net basis (net of certain component costs) as a result of an arrangement whereby the customer controls certain component parts that are used to assemble the finished good. Service revenues mainly consist of extended warranty services, product support services (provided on-site at customer’s location), and engineering services. For the extended warranty services and product support services, the customer simultaneously receives and consumes the benefits provided by the Company as the Company performs therefore, service revenue is recognized over time. For extended warranty contracts, as the Company’s efforts to fulfill the contract are even throughout the contract, revenue is recognized on a straight-line basis over the duration of the contract. For the product support services, the service commences upon the recognition of the product sales and is recognized using the straight-line method over the contractual period (generally one to three years) during which the support services are made available to the customer. For engineering services, which represent less than 1% of total revenue, revenue is generally recognized at a point in time based on the achievement of contractual milestones and customer acceptance. The Company is not entitled to any consideration until milestones are accepted by the customer, and the customer can generally cancel at any time for convenience.
Disaggregation of revenue is as follows (in thousands):

	2025	2024
Product	$10,360,344	11,986,598
Service	539,590	487,956
Total net sales	$10,899,934	12,474,554
The Company’s rights to consideration related to its customer contracts are unconditional and are presented as accounts receivable. The Company’s contract liabilities are recorded as either short-term deferred revenue in accrued expenses and other current liabilities or long-term deferred revenue in other noncurrent liabilities. Revenue recognized during the year ended July 31, 2025 that was included
    8    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
in the opening deferred revenue balance was $395.0 million. Activity related to deferred revenue for the years ended July 31, 2025 and 2024 are as follows (in thousands):

	2025	2024
Deferred revenue in accrued expenses and other current liabilities:
Opening balance	$407,641	199,150
Additions	440,427	590,626
Revenue Recognized	(515,812)	(382,135)
Ending balance	$332,256	407,641
Deferred revenue in other noncurrent liabilities:
Opening balance	$64,308	60,374
Net, additions and reclassification to short-term	(56,985)	3,934
Ending balance	$7,323	64,308
Sales taxes and value added taxes (VAT) that are collected from customers and remitted to government authorities are excluded from revenues. The Company recorded VAT assets of $25.7 million and VAT liabilities of $33.4 million as of July 31, 2025 and VAT assets of $134.9 million and VAT liabilities of $21.8 million as of July 31, 2024. The net VAT asset amounts due from and net VAT liabilities due to tax authorities are presented in prepaid expenses and other current assets and accrued expenses and other current liabilities in the consolidated balance sheets, respectively.
Shipping and handling activities are performed before the customer obtains control of the product and are therefore accounted for as a fulfillment cost. These costs, which are included in selling, general and administrative expenses, were $21.4 million and $20.2 million for the years ended July 31, 2025 and 2024, respectively.
(d)Cash and Cash Equivalents
Cash and cash equivalents consist of cash and highly liquid instruments purchased with an original maturity of three months or less.
The Company’s revolving credit facility requires that all collections be deposited, and all cash be maintained, in accounts subject to a lockbox arrangement that provides the credit facility lender a perfected security interest in all cash and the right to assert control of the Company’s cash in the event of a default under the facility.
(e)Restricted Cash
The Company classifies all cash whose use is limited by contractual provisions as restricted cash which is recorded as other noncurrent assets. Restricted cash consists of certificates of deposit to satisfy deposit requirements related to letters of credits for leases and purchases. Amount of outstanding standby letters of credit were $0.2 million as of July 31, 2025 and 2024, respectively.
    9    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same amounts shown in the consolidated statements of cash flows (in thousands):

	2025	2024
Cash and cash equivalents	$166,275	99,412
Restricted cash included in other noncurrent assets	215	208
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$166,490	99,620
(f)Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company generally does not require collateral and its accounts receivable are not secured.
The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns.
Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for uncollectible accounts was $5.0 million and $10.3 million as of July 31, 2025 and 2024, respectively.
The Company has an arrangement with a financial institution to sell trade receivables (the Receivable Sale Facility) on a selective and uncommitted basis. The financial institution has the right, but not the obligation to purchase. The receivables are sold without recourse to the Company and are therefore accounted for as true sales under ASC 860, Transfers and Servicing. Proceeds from the sales are reported as a component of the changes in trade accounts receivable within operating activities in the consolidated statement of cash flows. Losses incurred on the sales are recorded in interest expense in the consolidated statement of income and comprehensive income. The Company maintains servicing responsibilities of the receivables, for which the related costs are not significant.
Activity relating to the Receivable Sale Facility includes the following (in thousands):

	2025	2024
Cash proceeds from the sale of receivables for the year ended July 31	$—	3,181,111
Sold receivables outstanding at July 31	—	14,577
Loss on sale for the year ended July 31	—	20,979
(g)Inventories
Inventories are stated at lower of cost or net realizable value. The company periodically reviews the value of items in inventory and provides write-downs of excess and obsolete inventory based on forecasted usage of sales, anticipated selling price, and anticipated recoverability from vendors through
    10    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
the return process. Write-downs are charged to cost of goods sold. Cost is determined on a weighted average basis. Inventory is comprised of the following as of July 31, 2025 and 2024 (in thousands):

	2025	2024
Production materials	$845,019	1,000,660
Work-in-process	110,309	123,259
Finished goods	905,615	2,248,719
Total inventory	$1,860,943	3,372,638
(h)Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Significant additions, improvements, and replacements are treated as capital expenditures and are depreciated accordingly. Construction in progress represents uncompleted leasehold improvements. Construction in progress is not depreciated until it is placed into service. Depreciation is provided by the straight-line method over the estimated lives of the related assets as follows:

Buildings and improvements	39 years
Leasehold improvements	shorter of useful life or remaining lease term
Vehicles	5 years
Equipment and furniture	3 to 5 years
Software	3 to 5 years
Property and equipment is comprised of the following at July 31, 2025 and 2024 (in thousands):

	2025	2024
Leasehold improvements	$73,780	89,327
Land	10,500	10,500
Building and improvements	60,447	49,872
Vehicles	674	817
Equipment and furniture	44,688	69,058
Software	11,369	11,916
Construction in progress	86,970	70,214
Property and equipment	288,428	301,704
Accumulated depreciation	(75,213)	(103,067)
Property and equipment, net	$213,215	198,637

(i)Leases
The Company has arrangements for the right to use certain of its office, warehouse spaces and equipment. The leases have remaining lease terms up through 2031 and many contain renewal options and/or termination provisions, but none of the leases contain residual value guarantees, restrictions or
    11    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
covenants on the lease contracts. All leases are classified as operating leases. For real estate leases with lease terms of more than 12 months, operating lease right-of-use (“ROU”) assets are recorded in right-of-use assets, short-term lease liabilities are recorded in lease liabilities-short term, and long-term lease liabilities are recorded in lease liabilities-long term on the consolidated balance sheet. The Company’s lease term includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. The Company elected to apply the practical expedient that allows short-term lease recognition exemption for leases with an initial term of 12 months or less and does not recognize ROU asset or lease liabilities and recognizes the monthly lease expense when incurred. The Company’s leases with an initial term of 12 months or less are immaterial.
Operating lease expense for the years ended July 31, 2025 and 2024 was $37.4 million and $39.5 million, respectively.
The ROU assets and lease liabilities as of July 31, 2025 and 2024 are as follows (in thousands):

	2025	2024
Right-of-use assets	$92,029	143,912
Lease liabilities-short term	21,360	28,806
Lease liabilities-long term	82,770	130,601

The operating lease expense includes lease and non-lease components, such as common area maintenance and real estate taxes. Total operating lease expense is as follows (in thousands):

	2025	2024
Fixed lease expense	$30,511	32,650
Variable lease expense	6,868	6,811
Total	$37,379	39,461

Supplemental cash flow information related to operating leases is as follows (in thousands):

	2025	2024
Cash paid for operating lease liabilities, net of lease incentives	$29,419	32,063

    12    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
As of July 31, 2025, maturities of the Company’s operating lease liabilities are as follows (in thousands):

Year ended:
2026	$23,821
2027	23,679
2028	19,643
2029	15,079
2030	13,469
Thereafter	15,856
Total future lease payments	111,547
Less: imputed interest	(7,417)
Present value of operating lease liabilities	$104,130

As of July 31, 2025, the weighted average remaining lease term for operating leases was 5.75 years and the weighted average discount rate was 2.66%.
(j)Impairment of Long-Lived Assets
Long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.
(k)Income Taxes
Income taxes are accounted for under the asset and liability method. The income tax provision in the Company’s consolidated financial statements has been calculated using the separate return method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the
    13    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense.
(l)Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
(m)Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs are included in selling, general and administrative expense, and were $226.4 million and $238.2 million for the years ended July 31, 2025 and 2024, respectively. Research and development costs are primarily comprised of wages, supplies and materials used in research and development projects.
(n)Advertising
Costs associated with advertising are expensed as incurred and reflected within selling, general and administrative expense.
(o)Vendor Rebates
The Company may receive rebates and other consideration from vendors in the normal course of business. These refunds are primarily rebates of purchase price paid. The Company recognizes a reduction of cost of goods sold and inventory if the funds represent a reduction of the price of the vendor’s products.
(p)Foreign Currency
The Company’s reporting currency is the US dollar. The functional currency of the Company’s foreign subsidiaries are their respective local currencies, as it is the monetary unit of account of the principal economic environment in which the Company’s foreign subsidiaries operate. All assets and liabilities of the foreign subsidiaries are translated at the current exchange rate as of the end of the period, and revenue and expenses are translated at average exchange rates in effect during the period. The gain or loss resulting from the process of translating foreign currency financial statements into US dollars is reflected as a foreign currency translation adjustment and reported as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses resulting from transactions denominated in a currency other than the functional currency are recognized in other income or expense in the consolidated statements of income and comprehensive income.
(q)Fair Value
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements,
    14    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:
•Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.
The recorded amounts of the Company’s cash and cash equivalents, trade accounts receivable, AMD loan receivable, accounts payable and accrued expenses and other current liabilities approximate their fair values principally because of their short-term nature. The recorded amount of the Company’s revolving credit facility approximates its fair value as it is based upon variable benchmark interest rates.
(r)Product Warranties
The Company provides a three year warranty on the majority of its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data, expected recoveries from component vendors and trends of product reliability and costs of repairing and replacing defective products.
(s)Share-Based Compensation
The Company recognizes all share-based compensation as a cost in the consolidated financial statements. Liability-classified awards are initially measured at the grant date fair value of the award and are remeasured to fair value at each reporting date. The Company estimates grant date fair value using a combination of discounted cash flow and income approaches to first determine enterprise value and then calculates a grant date fair value per share which includes a discount for lack of marketability.
(3) Concentrations of Business and Credit Risk
Substantially all of the Company’s revenues and accounts receivable are derived from sales to data center operators. The Company had two customers that represented approximately 90.6% and 96.5% of consolidated revenues for the years ended July 31, 2025 and 2024, respectively. Net Sales and accounts receivable from these customers were as follows (in thousands):

	2025	2024
Net Sales for the year ended July 31	$9,869,922	12,041,567
Accounts receivable as of July 31	1,202,436	2,319,745

The Company purchased approximately 89.4% and 90% of its inventory from six suppliers during the years ended July 31, 2025 and 2024, respectively.
    15    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
The Company maintains cash and cash equivalents at various financial institutions which at times may exceed federally insured amounts. Management believes that the credit risk associated with its cash and cash equivalents is limited. Consequently, the Company’s ability to sell and collect the amounts due from customers is affected by economic fluctuations in the industry.
(4) Acquisition and Transfers to AMD
On March 31, 2025 (the Closing Date), AMD completed the acquisition (the Acquisition) of one hundred percent of the common shares of the Company in exchange for cash and equity consideration valued at $4.4 billion as of the Closing Date.
At the time of the announcement of AMD’s acquisition of the Company in August 2024, AMD disclosed its intent to retain only certain intellectual property and employees (the Design Business) and divest the Company’s data center infrastructure manufacturing business (the Manufacturing Business). Accordingly, after the Acquisition, the Company transferred its Design Business equity interests, employees, and assets to AMD Design, LLC, a subsidiary of AMD. The transfer of Design Business equity interests, employees, and assets was considered a common control transaction and was measured at historical cost as a distribution to AMD in stockholders’ equity. The consolidated financial statements as of and for the year ended July 31, 2025, include the financial position and results of operations of the Design Business through March 31, 2025. Following the Acquisition and prior to July 31, 2025, approximately 1,000 employees were transferred from the Company to AMD.
The following table summarizes the carrying amounts of Design Business assets and liabilities transferred to AMD (in thousands):

Cash	$18,895
Prepaid expenses and other assets	41,801
Property and equipment, net	22,877
Accounts payable, accrued expenses and other liabilities	(47,125)
Net liabilities transferred to AMD	$36,448
On April 14, 2025, the Company paid $18 million of dividends to AMD in cash.
Pending Sale of Manufacturing Business
On May 18, 2025, AMD entered into an Equity Purchase Agreement with Sanmina Corporation for the sale of the Manufacturing Business. Sanmina Corporation will purchase the Manufacturing Business from AMD for $3.0 billion - inclusive of (a) $2.4 billion in cash, (b) $150 million in Sanmina Corporation stock, and (c) an additional consideration of up to $450 million, contingent upon the achievement of certain performance milestones, and subject to customary adjustments for working capital and other items.
    16    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
(5) Related Party Transactions
AMD Revolving Line of Credit
On March 31, 2025, the Company entered into an Intercompany Revolving Line of Credit Agreement (AMD Revolver) with AMD, whereby the Company agreed to loan up to $3.0 billion to AMD for general corporate purposes. Advances to AMD bear interest at the Secured Overnight Financing Rate (SOFR) plus a margin as agreed to between the Company and AMD. As of July 31, 2025, the receivable from AMD was $2.1 billion, which was recorded as AMD Loan Receivable in the consolidated balance sheet. During the year ended July 31, 2025, the Company earned interest income from the AMD Loan Receivable of $26 million recorded within other, net in the consolidated statements of income and comprehensive income.
Cost Recharge Agreement
On March 31, 2025, the Company entered into a Cost Recharge Agreement with AMD Design, LLC, whereby either party will reimburse the other party for certain third-party costs incurred on its behalf. The costs incurred by either party and outstanding amounts payable were immaterial for the year ended July 31, 2025.
Maintenance and Support Services and Design Services
On June 24, 2025, the Company entered into a Maintenance and Support Services Agreement (Support Services Agreement) and a Design Services Agreement with AMD, whereby the Company will retain the services of Design Business employees who were transferred to AMD to continue to perform maintenance, support and design services for certain customers. During the year ended July 31, 2025, the Company recorded $45 million of maintenance and support service fees within Cost of Sales and $1.5 million of design service fees within Sales, general and administrative expenses under these agreements. The Company has $45 million of unpaid service fees under these agreements recorded within Accounts Payable in the consolidated balance sheet as of July 31, 2025.
(6) Revolving Credit Facility
The Company has a revolving credit facility that provides for general working capital loans including letters of credit, and can be used to finance inventory purchases from certain of the Company’s vendors (financed inventory), the total of which cannot exceed the maximum borrowing amount or borrowing base. The maximum borrowing available under the revolving credit facility which expires on December 31, 2026 is $641.7 million. The borrowing base is limited to the sum of i) 85% of eligible accounts receivable, ii) 100% of financed inventory, and iii) the lesser of eligible accounts receivable or 85% of the liquidation value of the cost of inventory not financed, and then minus the aggregate amount of reserves established by the banks. Borrowings in the form of financed inventory purchases provide the Company with extended payment due dates as compared to inventory purchases settled directly with the vendors. Amounts owed for financed inventory purchases can be paid by the Company on the extended payment due date or settled through loans on the revolving facility. As of July 31, 2025 and 2024, the amount outstanding under the revolving facility was $0 million and $106.2 million, respectively, including no outstanding advance and
    17    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
no outstanding advance related to financed inventory as of July 31, 2025 and July 31, 2024, respectively. Borrowings and repayments under the revolving credit facility were as follows (in thousands):

	Year Ended July 31
	2025	2024
Opening balance	$106,217	311,643
Borrowings	8,760,684	15,641,667
Repayments	(8,866,901)	(15,847,093)
Ending balance	$—	106,217

For the period August 1, 2024 through July 31, 2025, borrowings under the revolving credit facility bear interest, payable on a monthly basis, calculated at the one month SOFR rate plus a spread ranging from 1.50% to 2.00%, depending on the average excess availability during the month. The interest rate applicable to the revolving credit facility as of July 31, 2025 and 2024 was 5.93% and 7.19%, respectively.
As of July 31, 2025 and 2024, the Company has outstanding standby letters of credit issued in the amount of approximately $2.7 million and $3.0 million, respectively, under the revolving credit facility. The revolving facility requires the Company to maintain a maximum funded debt to tangible net worth of 3.0 to 1.0, a minimum fixed charge coverage ratio of 1.10 to 1.0, and a tangible net worth equal to at least $500 million. The revolving facility is secured by substantially all of the Company’s assets, pursuant to a collateral agreement entered into with the collateral agent, subject to certain customary exceptions including intellectual property. As a result of the Acquisition in March 2025, the Company no longer has a covenant requirement.
(7) Income Taxes
For the years ended July 31, 2025 and 2024, income before income taxes consists of the following (in thousands):

	2025	2024
U.S. operations	$1,146,520	1,254,747
Foreign operations	11,827	3,067
	$1,158,347	1,257,814
    18    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024

Income tax expense attributable to income from continuing operations consists of (in thousands):

	Current	Deferred	Total
Year ended July 31, 2025:
U.S. federal	$164,033	64,020	228,053
State and local	12,736	5,415	18,151
Foreign	5,015	26	5,041
	$181,784	69,461	251,245

	Current	Deferred	Total
Year ended July 31, 2024:
U.S. federal	$289,333	(100,396)	188,937
State and local	17,429	(8,809)	8,620
Foreign	2,697	160	2,857
	$309,459	(109,045)	200,414

Income tax expense differed from amounts computed by applying the statutory U.S. federal income tax rate for the years ended July 31, 2025 and 2024 of 21%, respectively, to pretax income as a result of the following (in thousands):

	2025	2024
Computed expected income tax expense	$243,253	264,225
Increase (reduction) in income taxes resulting from:
State and local income taxes	15,304	15,310
Foreign tax rate differential	857	42
Federal tax true-up and R&D Credit	(5,916)	(15,973)
Permanent items and other	(4,819)	(63,190)
Dividend withholding tax	2,566	—
Total income tax expense	$251,245	200,414

    19    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at July 31, 2025 and 2024 are presented below (in thousands):

	2025	2024
Deferred tax assets:
Accruals and reserves not currently deductible	$91,293	68,537
Lease liabilities	22,587	32,793
Share based payments and warrant	—	92,896
Deferred compensation	4,358	284
Unrealized foreign currency losses	596	574
Foreign tax credit	377	35
Unearned revenue	5,347	13,445
Net research and development capitalization	54,698	51,226
Total gross deferred tax assets	179,256	259,790
Deferred tax liabilities:
Depreciation	(6,650)	(8,207)
Right-of-use assets	(19,900)	(29,416)
Total gross deferred tax liabilities	(26,550)	(37,623)
Net deferred tax assets	$152,706	222,167

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the effect of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as of July 31, 2025. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.
The Tax Cuts and Jobs Act (“TCJA”) amended Section 174 relating to the federal tax treatment of research and experimental (R&E) expenditures paid or incurred for the Company’s tax year ended July 31, 2025. The new Section 174 rules require taxpayers to capitalize and amortize specified R&E expenditures over a period of five years for domestic expenditures or 15 years for foreign expenditures, beginning with the midpoint of the taxable year in which the expenses are paid or incurred. For fiscal year ended July 31, 2025, the Company capitalized and amortized R&E expenditures for tax purposes in accordance with the new rules.
    20    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
The Company follows the provisions of accounting standard codification (ASC) 740-10, Accounting for Uncertainty in Income Taxes which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on an income tax return. The Company has no unrecognized tax benefits as of July 31, 2025. The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes or unrecognized tax benefits as a component of the income tax provision.
The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For U.S. federal income tax purposes, open years subject to examination are tax years 2020 and beyond. For state income tax purposes, the open tax years subject to examination are tax years 2019 and beyond. For the Company’s foreign entities, open years subject to tax examination are tax years 2018 and beyond.
(8) Contingencies
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.
(9) Employee Retirement Benefit
The Company provides a Profit Sharing Contribution Plan (the Plan) that covers substantially all of its employees who have attained the age of 21. The Plan provides for discretionary contributions by the Company. For the years ended July 31, 2025 and 2024, the Company made contributions of $8.6 million and $8.4 million to the Plan, respectively, recorded in selling, general and administrative expenses in the accompanying consolidated statements of income and comprehensive income. On March 28, 2025, the Plan was terminated as a result of the Acquisition, and all employees were given the option to enroll in the AMD Retirement Savings Plan.
(10) Share-Based Payments and Warrants
The Company grants restricted shares to employees. The awards vest over a required service period (generally, annually over four years) and are restricted from sale or transfer by the award holder until such time as a sale of the Company occurs that involves a change in control. The Company recognizes compensation expense for restricted stock awards on a straight-line basis over the required requisite service period and classifies these awards as liability-classified awards because of historical repurchases made by the Company in cash. Accordingly, the liability for these awards is revalued to estimated fair value at the end of each reporting period. The expense related to restricted shares during the years ended July 31, 2025 and 2024 was $146.0 million and $175.5 million, respectively, $137.7 million and $164.0 million of which is recorded in selling, general and administrative expense as of July 31, 2025 and 2024 and $8.3 million and $11.5 million of which is recorded in cost of sales as of July 31, 2025 and 2024, respectively, in the consolidated statements of income and comprehensive income. The Company paid $26.5 million in cash to repurchase vested restricted shares during the year ended July 31, 2024.
    21    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
After the Acquisition, all of the restricted awards with a change-in-control provision vested in their entirety. On March 31, 2025, $502.7 million of outstanding awards were cancelled and converted into the right to receive a portion of the Acquisition closing consideration and all were settled and funded by the proceeds of the Acquisition. On April 11, 2025, the remaining $31.1 million of outstanding awards were settled in cash by the Company, as funded by AMD through an intercompany loan. As of July 31, 2025, there is no liability for outstanding awards.
The liability for outstanding awards as of July 31, 2024, which is a level 3 measurement, was $390.4 million, of which $13.0 million was recorded in accrued expenses and other current liabilities and $377.4 million was recorded in other noncurrent liabilities as of July 31, 2024, in the consolidated balance sheets.
A summary of the fair value measurements using significant unobservable Level 3 inputs as of July 31, 2025 and 2024, and changes during the years ended, are presented below (in millions):

	2025	2024
Opening balance	$390.4	241.4
Change in the liability for outstanding awards	146.0	175.5
Converted or settled upon Acquisition	(533.8)	—
Cancelled and converted to Cash Award	(2.6)	—
Repurchase of awards	—	(26.5)
Ending balance	$—	390.4
Total expense related to outstanding awards	$146.0	175.5

A summary of the Company’s outstanding share-based payment awards as of July 31, 2025 and 2024, and changes during the years ended, are presented below:

	2025	2024
Outstanding share award activity:
Outstanding awards at beginning of year	118	126
Granted	16	4
Converted or settled upon Acquisition	(119)	—
Repurchased	—	(12)
Cancelled and converted to Cash Award	(15)	—
Outstanding awards at end of year	—	118
Vested awards outstanding at end of year	—	101

A warrant to purchase up to 79 shares of the Company’s common stock at a price of $62,857 per share, subject to adjustment for certain dilutive issuances was outstanding as of July 31, 2024 and was due to expire in December 2028. This warrant was equity-classified and the grant-date fair value was previously
    22    (Continued)

ZT GROUP INT’L, INC.
Notes to Consolidated Financial Statements
July 31, 2025 and 2024
recorded in periods prior to fiscal year 2021. Upon close of the Acquisition on March 31, 2025, the warrant would have become exercisable due to the change in control which resulted in an in-substance performance condition that fully vested the award. On March 21, 2025, pursuant to a warrant acknowledgement and joinder agreement, the warrant holders agreed to cancel the warrant immediately prior to consummation of the Acquisition, in exchange for a pro rata commensurate portion of the Acquisition consideration.
A warrant to purchase up to 14 shares of the Company’s common stock at a price of $0.01 per was outstanding as of July 31, 2024. In connection with the closing of the Acquisition, the warrant automatically exercised pursuant to its terms, and the warrant holder was issued shares of common stock of the Company, which were subsequently sold, assigned and transferred to AMD in exchange for a pro rata portion of the Acquisition consideration. Due to this event, the associated grant-date fair value of the warrants of $8.7 million was recognized within cost of sales in the consolidated statements of income and comprehensive income for the year ended July 31, 2025.
(11) Subsequent Event
The Company has evaluated all subsequent events through October 6, 2025, the date the financial statements were available to be issued.